UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------


                                 SCHEDULE 13G/A
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13d-2(b)


                               (Amendment No. 1)*


                                 Tejon Ranch Co.
                                (Name of Issuer)


                     Common Stock, par value $0.50 per share
                         (Title of Class of Securities)


                                    879080109
                                 (CUSIP Number)


                                December 31, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)



----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 23 Pages

CUSIP No. 879080109                    13G                    Page 2 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Smithfield Fiduciary LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                    Page 3 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge International LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                    Page 4 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Corporation
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                    Page 5 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Highbridge Capital Management, LLC - 20-1901985
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                    Page 5 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Glenn Dubin
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                    Page 7 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Henry Swieca
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       _____________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                    Page 8 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                    Page 9 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn Special Opportunities Fund, Ltd.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                 [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                  Page 10 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Delphi Financial Group, Inc.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            CO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                  Page 11 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            D.B. Zwirn & Co., L.P.
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                 [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                  Page 12 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Zwirn Holdings, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                   [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                  Page 13 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            DBZ GP, LLC
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                 [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                  Page 14 of 23 Pages

-----------------------------------------------------------------------------
     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Daniel B. Zwirn
-----------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ______________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    638,426 shares of Common Stock (See Item 4(a))

OWNED BY       ______________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ______________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            638,426 shares of Common Stock (See Item 4(a))
-----------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                     [ ]
-----------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            3.90%
-----------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 879080109                    13G                  Page 15 of 23 Pages

Item 1.

(a)  Name of Issuer

            Tejon Ranch Co., a Delaware corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

            P.O. Box 1000
            Lebec, California 93243

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

            Smithfield Fiduciary LLC
            The Cayman Corporate Center
            Fourth Floor
            27 Hospital Road
            Georgetown, Grand Cayman, Cayman Islands, British West Indies
            Citizenship: Cayman Islands, British West Indies

            Highbridge International LLC
            The Cayman Corporate Center
            Fourth Floor
            27 Hospital Road
            Georgetown, Grand Cayman, Cayman Islands, British West Indies
            Citizenship: Cayman Islands, British West Indies

            Highbridge Capital Corporation
            The Cayman Corporate Center
            Fourth Floor
            27 Hospital Road
            Georgetown, Grand Cayman, Cayman Islands, British West Indies
            Citizenship: Cayman Islands, British West Indies

            Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship: Delaware

            Glenn Dubin
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship: United States

            Henry Swieca
            c/o Highbridge Capital Management, LLC
            9 West 57th Street, 27th Floor
            New York, New York  10019
            Citizenship: United States

            D.B. Zwirn Special Opportunities Fund, L.P.
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Ave.
            18th Floor

CUSIP No. 879080109                    13G                  Page 16 of 23 Pages

            New York, New York 10151
            Citizenship: Delaware

            D.B. Zwirn Special Opportunities Fund, Ltd.
            c/o Goldman Sachs (Cayman) Trust, Limited
            P.O. Box 896
            George Town
            Harbour Centre, 2nd Floor
            Grand Cayman, Cayman Islands, British West Indies
            Citizenship: Cayman Islands, British West Indies

            Delphi Financial Group, Inc.
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Ave.
            18th Floor
            New York, New York 10151
            Citizenship: Delaware

            D.B. Zwirn & Co., L.P.
            745 Fifth Ave.
            18th Floor
            New York, New York 10151
            Citizenship: Delaware

            Zwirn Holdings, LLC
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Ave.
            18th Floor
            New York, New York 10151
            Citizenship: Delaware

            DBZ GP, LLC
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Ave.
            18th Floor
            New York, New York 10151
            Citizenship: Delaware

            Daniel B. Zwirn
            c/o D.B. Zwirn & Co., L.P.
            745 Fifth Ave.
            18th Floor
            New York, New York 10151
            Citizenship: United States

Item 2(d)  Title of Class of Securities

            Common Stock, par value $0.50 per share ("Common Stock")

Item 2(e)  CUSIP Number

            879080109

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
(c), check whether the person filing is a:

(a) [ ]    Broker or dealer registered under Section 15 of the Act
           (15 U.S.C. 78o).

CUSIP No. 879080109                    13G                  Page 17 of 23 Pages


(b) [ ]    Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ]    An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

           Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

          (a)  Amount beneficially owned:

               As of December 31, 2004, each Reporting Person may be deemed the beneficial owner of (i) 515,038 shares of Common Stock owned by Smithfield Fiduciary LLC, (ii) 54,170 shares of Common Stock owned by D.B Zwirn Special Opportunities Fund, L.P., (iii) 61,816 shares of Common Stock owned by D.B. Zwirn Special Opportunities Fund, Ltd. and (iv) 7,402 shares of Common Stock owned by Delphi Financial Group, Inc.

               Highbridge Capital Management, LLC is the trading manager of Highbridge International LLC and Highbridge Capital Corporation. Glenn Dubin is a Managing Partner of Highbridge Capital Management, LLC. Henry Swieca is a Managing Partner of Highbridge Capital Management, LLC. Smithfield Fiduciary LLC is a wholly-owned subsidiary of Highbridge International LLC which is a wholly-owned subsidiary of Highbridge Capital Corporation, a broker/dealer.

               D.B. Zwirn & Co., L.P. is the trading manager of each of D.B. Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn Special Opportunities Fund, L.P. and Delphi Financial Group, Inc. and consequently has voting control and investment discretion over the securities held by each of D.B. Zwirn Special Opportunities Fund, Ltd., D.B. Zwirn Special Opportunities Fund, L.P. and Delphi Financial Group, Inc. Daniel B. Zwirn is the managing member of and thereby controls Zwirn Holdings, LLC, which in turn is the managing member of and

CUSIP No. 879080109                    13G                  Page 18 of 23 Pages


thereby controls DBZ GP, LLC, which in turn is the general partner of and thereby controls D.B. Zwirn & Co., L.P.

               The foregoing should not be construed in and of itself as an admission by any Reporting Person as to beneficial ownership of shares of Common Stock owned by another Reporting Person.

     (b)  Percent of class:

          3.90%

     (c)  Number of shares as to which such person has:

          (i)  Sole power to vote or to direct the vote

               0

         (ii)  Shared power to vote or to direct the vote

               638,426 shares of Common Stock.

        (iii)  Sole power to dispose or to direct the disposition of

               0

         (iv)  Shared power to dispose or to direct the disposition of

               638,426 shares of Common Stock.

Item 5.  Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

            Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

            Not applicable.

Item 8.  Identification and Classification of Members of the Group

            See Exhibit I.


Item 9.  Notice of Dissolution of Group

            Not applicable.

Item 10. Certification

CUSIP No. 879080109                    13G                  Page 19 of 23 Pages


            By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Exhibits:

Exhibit I: Joint Filing Agreement.

CUSIP No. 879080109                    13G                  Page 20 of 23 Pages


                                   SIGNATURES

            After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: February 11, 2005

SMITHFIELD FIDUCIARY LLC                   HIGHBRIDGE INTERNATIONAL LLC


By:  /s/ Howard Feitelberg                 By:  /s/ Howard Feitelberg
Name: Howard Feitelberg                    Name: Howard Feitelberg
Title: Director                            Title: Director


HIGHBRIDGE CAPITAL CORPORATION             HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By:  /s/ Howard Feitelberg                 By:  /s/ Ronald S. Resnick
Name: Howard Feitelberg                    Name: Ronald S. Resnick
Title: Controller                          Title: Managing Partner


/s/ Glenn Dubin                            /s/ Henry Swieca
GLENN DUBIN                                HENRY SWIECA


D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,     D.B. ZWIRN SPECIAL OPPORTUNITIES
L.P.                                       FUND, Ltd.
By: D.B. Zwirn & Co., L.P.                 By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                           By: DBZ GP, LLC,
    its General Partner                        its General Partner
By: Zwirn Holdings, LLC,                   By: Zwirn Holdings, LLC,
    its Managing Member                        its Managing Member


By:  /s/ Daniel B. Zwirn                   By:  /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn                      Name: Daniel B. Zwirn
Title: Managing Member                     Title: Managing Member


DELPHI FINANCIAL GROUP, INC.               D.B. ZWIRN & CO., L.P.
By: D.B. Zwirn & Co., L.P.                 By: DBZ GP, LLC,
By: DBZ GP, LLC,                               its General Partner
    its General Partner                    By: Zwirn Holdings, LLC,
By: Zwirn Holdings, LLC,                       its Managing Member
    its Managing Member


By:  /s/ Daniel B. Zwirn                   By:  /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn                      Name: Daniel B. Zwirn
Title: Managing Member                     Title: Managing Member

CUSIP No. 879080109                    13G                  Page 21 of 23 Pages


ZWIRN HOLDINGS, LLC                        DBZ GP, LLC
                                           By: Zwirn Holdings, LLC,
                                               its Managing Member

By:  /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn                      By:  /s/ Daniel B. Zwirn
Title: Managing Member                     Name: Daniel B. Zwirn
                                           Title: Managing Member


/s/ Daniel B. Zwirn
DANIEL B. ZWIRN

CUSIP No. 879080109                    13G                  Page 22 of 23 Pages


                                    EXHIBIT I

                             JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G/A filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Common Stock, $0.50 par value, of Tejon Ranch Co., a Delaware corporation, is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated as of February 11, 2005

SMITHFIELD FIDUCIARY LLC                   HIGHBRIDGE INTERNATIONAL LLC


By:  /s/ Howard Feitelberg                 By:  /s/ Howard Feitelberg
Name: Howard Feitelberg                    Name: Howard Feitelberg
Title: Director                            Title: Director


HIGHBRIDGE CAPITAL CORPORATION             HIGHBRIDGE CAPITAL MANAGEMENT, LLC


By:  /s/ Howard Feitelberg                 By:  /s/ Ronald S. Resnick
Name: Howard Feitelberg                    Name: Ronald S. Resnick
Title: Controller                          Title: Managing Partner


/s/ Glenn Dubin                            /s/ Henry Swieca
Glenn Dubin                                Henry Swieca


D.B. ZWIRN SPECIAL OPPORTUNITIES FUND,     D.B. ZWIRN SPECIAL OPPORTUNITIES
L.P.                                       FUND, Ltd.
By: D.B. Zwirn & Co., L.P.                 By: D.B. Zwirn & Co., L.P.
By: DBZ GP, LLC,                           By: DBZ GP, LLC,
    its General Partner                        its General Partner
By: Zwirn Holdings, LLC,                   By: Zwirn Holdings, LLC,
    its Managing Member                        its Managing Member


By:  /s/ Daniel B. Zwirn                   By:  /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn                      Name: Daniel B. Zwirn
Title: Managing Member                     Title: Managing Member


DELPHI FINANCIAL GROUP, INC.               D.B. ZWIRN & CO., L.P.
By: D.B. Zwirn & Co., L.P.                 By: DBZ GP, LLC,
By: DBZ GP, LLC,                               its General Partner
    its General Partner                    By: Zwirn Holdings, LLC,
By: Zwirn Holdings, LLC,                       its Managing Member
    its Managing Member
                                           By:  /s/ Daniel B. Zwirn
By:  /s/ Daniel B. Zwirn                   Name: Daniel B. Zwirn
Name: Daniel B. Zwirn                      Title: Managing Member
Title: Managing Member

CUSIP No. 879080109                    13G                  Page 23 of 23 Pages


ZWIRN HOLDINGS, LL                         DBZ GP, LLC
                                           By: Zwirn Holdings, LLC,
                                               its Managing Member
By:  /s/ Daniel B. Zwirn
Name: Daniel B. Zwirn                      By:  /s/ Daniel B. Zwirn
Title: Managing Member                     Name: Daniel B. Zwirn
                                           Title: Managing Member


/s/ Daniel B. Zwirn
Daniel B. Zwirn